Exhibit 10.2

Name	Title
Colin Broom M.D.	Vice President, Chief Scientific Officer

Thomas F. Doyle	Vice President, General Counsel and Secretary

Vincent J. Milano	President, Chief Executive Officer

Daniel Soland	Vice President, Chief Operating Officer

Robert Pietrusko	Vice President, Global Regulatory Affairs and Quality

Charles Rowland Clayton Fletcher Peter Wolf	Vice President, Chief Financial Officer Vice President, Business Development Vice President, General Counsel

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (this “Agreement”), is made on this 6th day of January, 2010, by and between VIROPHARMA INCORPORATED (the “Company”) and (the “Employee”).

WHEREAS, the Employee serves as an employee of the Company; and

WHEREAS, the Company desires to establish certain protections for the Employee in the event of the Employee’s termination of employment under the circumstances described herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:

SECTION 1 Definitions. As used herein:

1.1. “Base Salary” means, as of any given date, the annual base rate of salary payable to the Employee by the Company, as then in effect; provided, however, that in the case of a resignation by the Employee for the Good Reason described in Section 1.7.3, “Base Salary” will mean the annual base rate of salary payable to the Employee by the Company, as in effect immediately prior to the reduction giving rise to the Good Reason.

1.2. “Board” means the Board of Directors of the Company.

1.3. “Cause” means fraud, embezzlement, or any other criminal conduct that adversely affects the Company, committed intentionally by the Employee in connection with the Employee’s employment by the Company, or the Employee’s conviction of, or plea of guilty or nolo contendere to, any felony.

1.4. “Change of Control” has the same meaning ascribed to such term under the Amended and Restated 2005 Equity Incentive Plan.

1.5. “Code” means Internal Revenue Code of 1986, as amended.

1.6. “Disability” means a condition entitling the Employee to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Employee, “Disability” will mean the Employee’s inability, by reason of any physical or mental impairment, to substantially perform the Employee’s regular duties to the Company, as determined by the Board in its sole discretion (after affording the Employee the opportunity to present the Employee’s case), which inability is reasonably contemplated to continue for at least one year from its commencement and at least ninety (90) days from the date of such determination.

1.7. “Good Reason” means, without the Employee’s prior written consent, any of the following:

1.7.1. a material diminution in the Employee’s authorities, duties, titles or responsibilities;

1.7.2. the location of the facility at which the Employee is required to perform his or her duties is more than fifty (50) miles from Exton, Pennsylvania;

1.7.3. a reduction of the Employee’s Base Salary or the amount of the Employee’s Target Bonus of five percent (5%) or more;

1.7.4. the Company’s failure to pay or make available any material payment or benefit due under this Agreement or any other material breach by the Company of this Agreement.

However, the foregoing events or conditions will constitute Good Reason only if (A) such event or condition occurs during the period beginning ninety (90) days immediately preceding a Change of Control and ending twenty-four (24) months thereafter and (B) the Employee provides the Company with written objection to the event or condition within sixty (60) days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection and the Employee resigns the Employee’s employment within ninety (90) days following the expiration of that cure period.

1.8. “Release” means a release substantially identical to the one attached hereto as Exhibit A.

1.9. “Target Bonus” means, with respect to any year, 100% of the target amount of the Employee’s annual bonus opportunity, expressed as a percentage of Base Salary, that would be payable to the Employee with respect to that year, whether under an employment or incentive agreement, under any bonus plan or policy of the Company or otherwise, assuming that all applicable performance goals are met and conditions to the payment of such bonus are satisfied.

SECTION 2 Certain Terminations Following a Change of Control.

2.1. Severance Events Following a Change of Control. If the Employee’s employment with the Company ceases within the twenty-four (24) month period following the date of a Change of Control as a result of a termination by the Company without Cause, a resignation by the Employee for Good Reason or due to the Employee’s death or Disability, then, subject to Section 3 and Section 5, the Employee will be entitled to the following:

2.1.1. (i) any Base Salary earned through the effective date of termination that remains unpaid, with any such amounts paid on the first regularly scheduled payroll date following the effective date of termination; (ii) any bonus payable with respect to any fiscal year which ended prior to the effective date of the Employee’s termination of employment, which remains unpaid, with such amount paid in the first regularly scheduled payroll date following the effective date of termination or, if later, at the same time the bonus would have otherwise been payable to the Employee; and (iii) any reimbursement or payment due to the Employee on or prior to the date of such termination which remains unpaid to the Employee, with any such payment being made promptly following the effective date of termination (collectively, the “Accrued Obligations”);

2.1.2. a lump sum cash payment equal to 200% of the Employee’s Base Salary as in effect on such date (without taking into effect any reduction described in Section 1.7.3 above);

2.1.3. a lump sum cash payment equal to two (2) times his annual Target Bonus as in effect on such date; and

2.1.4. provided that the Employee is eligible for, and timely elects, COBRA continuation coverage, for a period of eighteen (18) months commencing from the date of the Employee’s termination of employment, the Company will reimburse the Employee for the monthly COBRA cost of continued coverage for the Employee, and, where applicable, his spouse and eligible dependents, paid by the Employee under the Company’s group health plan pursuant to section 4980B of the Code, less the amount that the Employee would be required to contribute for such coverage if the Employee were an active employee of the Company. These payments will commence within 30 days following the termination date and will be paid on the first payroll date of each month.

2.2. Severance Events Preceding a Change of Control. If the Employee’s employment with the Company ceases during the ninety (90) days immediately preceding the date of a Change of Control as a result of a termination by the Company without Cause, a resignation by the Employee for Good Reason or due to the Employee’s death or Disability, then, subject to Section 3 and Section 5, the Employee will be entitled to the following:

2.2.1. the Accrued Obligations;

2.2.2. the Company will make a lump sum cash payment to the Employee equal to 200% of the Employee’s Base Salary as in effect on such date (without taking into effect any reduction described in Section 1.7.3 above);

2.2.3. a lump sum cash payment equal to two (2) times his annual Target Bonus as in effect on such date; and

2.2.4. provided that the Employee is eligible for, and timely elects, COBRA continuation coverage, for a period of eighteen (18) months commencing from the date of the Employee’s termination of employment, the Company will reimburse the Employee for the cost of the applicable monthly COBRA premium for the Employee, and, where applicable, his spouse and eligible dependents, paid by the Employee under the Company’s group health plan pursuant to section 4980B of the Code, less the amount that the Employee would be required to contribute for such coverage if the Employee were an active employee of the Company. These payments will commence within thirty (30) days following the termination date and will be paid on the first payroll date of each month. If applicable, the Employee will be reimbursed for COBRA premiums paid out-of-pocket for the period following the Employee’s termination date through the date of the Change of Control in an amount equal to the portion of the premium amount paid by the Company toward the applicable premium under its group health plan for active employees during the Employee’s term of employment with the Company; provided that if the Employee or the Employee’s spouse or eligible dependents, as applicable, have not elected (and is no longer eligible to elect) COBRA continuation coverage, no waiver or reimbursement will be made pursuant to this Section 2.2.3.

Notwithstanding the foregoing, if the Company’s obligation to make the payments provided for in Sections 2.1.2, 2.1.3 or Section 2.2.2 and 2.2.3 arises due to the Employee’s death or Disability, the cash payments described in Sections 2.1.2, 2.1.3, 2.2.2 and 2.2.3 will be reduced by the amount of benefits paid or payable to the Employee (or the Employee’s representative(s), heirs, estate or beneficiaries) pursuant to the life insurance or disability plans, policies or arrangements of the Company by virtue of the Employee’s death or Disability (including, for this purpose, only that portion of such life insurance or disability benefits funded solely by the Company or by premium payments made by the Company and not including the portion of such benefits paid for by the Employee). The payments and benefits described in this Section are in lieu of (and not in addition to) any other severance plan, fund, agreement or other arrangement maintained by the Company.

SECTION 3 Timing of Payments Following Termination. Notwithstanding any provision of this Agreement, the payments and benefits described in Section 2 (other than any Accrued Obligations) are conditioned on the Employee’s execution and delivery to the Company of the Release in a manner consistent with applicable law. The amounts described in Sections 2.1.2, 2.1.3 or Section 2.2.2 and 2.2.3 (as applicable) will be paid in a lump sum, within sixty (60) days following execution and nonrevocation of the Release. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Employee’s execution of the Release, directly or indirectly, result in the Employee designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

SECTION 4 Parachute Payments.

4.1. The payments and benefits provided under Section 2 shall be made without regard to whether such payments and benefits, either alone or in conjunction with any other payments or benefits made available to the Employee by the Company and its affiliates, will result in the Employee being subject to an excise tax under Section 4999 of the Code (the “Excise Tax”) or whether the deductibility of such payments and benefits would be limited or precluded by Section 280G of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by limitation or elimination of payments or benefits provided under Section 2, then the amounts and benefits payable under Section 2 will be reduced to the minimum extent necessary to maximize the Total After-Tax Payments. For purposes of this Section 4, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of the Employee (whether made under this Agreement or otherwise), after reduction for all applicable taxes (including, without limitation, the Excise Tax). If a reduction to the payments or benefits provided under Section 2 is required pursuant to this Section 4, such reduction shall occur to the payments and benefits in the order that results in the greatest economic present value of all payments and benefits actually made to the Employee.

4.2. All determinations to be made under this Section 4 shall be made by the Company’s independent public accountant (the “Accounting Firm”) immediately prior to the Change of Control. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Employee may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Employee, except as described in the next Section.

4.3. As a result of the uncertainty in the application of Section 280G and Section 4999 of the Code at the time of the Change of Control, it is possible that payments and benefits which will not have been made or provided by the Company should have been made (“Underpayment”) or payments and benefits are made or provided by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall repaid to the Company by the Employee within thirty (30) days of such determination, with interest at the applicable Federal rate provided for in Section 7872(f)(2). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, within thirty (30) days of such determination.

4.4. The Employee shall take such action (other than waiving the Employee’s right to any payments or benefits) as the Company reasonably requests under the circumstances to mitigate or challenge any tax contemplated by this Section 4. If the Company reasonably requests that the Employee take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment and the Employee complies with such request, the Company shall provide the Employee with such information and such expert advice and assistance from the Company’s accountants, lawyers and other advisors as the Employee may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.

SECTION 5 Restrictive Covenants.

5.1. During the period of the Employee’s employment by the Company and, only if the Employee’s employment with the Company terminates pursuant to Section 2.1 or 2.2 and the Employee begins to receive the payments and benefits provided for under either such Section, for a period of one (1) year beginning on the later of (i) the Employee’s termination of employment and (ii) the date of a Change of Control (the “Restricted Period”), except with the written consent of the Board, the Employee will not (except in his capacity as an employee of the Company) do any of the following, directly or indirectly:

5.1.1. the Employee shall not directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, stockholder, consultant, investor or otherwise with, or use or permit his name to be used in connection with, any person, business or enterprise which directly or indirectly engages in the development, marketing or sale of prescription drug products or compounds that are competitive with: (i) those products being marketed by the Company at the time of the Employee’s termination; (ii) those products, product candidates or compounds in clinical development or a clinical research program; or (iii) those products, product candidates or compounds that the Employee was aware were under pre-clinical development by the Company and expected to be in clinical development or in a clinical research program within six (6) months of the Employee’s termination (collectively, the “Company’s Business”).

5.1.2. solicit, entice or induce any customer to become a customer of any other person, firm or corporation with respect to the Company’s Business or to cease doing business with the Company or its subsidiaries or affiliates, and the Employee will not approach any such person, firm or corporation for such purpose or authorize or knowingly approve, encourage or assist the taking of such actions by any other person, firm or corporation; or

5.1.3. solicit, recruit or hire any part-time or full-time employee, representative or consultant of the Company or its subsidiaries or affiliates to work for a third party other than the Company or its subsidiaries or affiliates, or engage in any activity that would cause any employee, representative or consultant to violate any agreement with the Company or its subsidiaries or affiliates. The foregoing covenant shall not apply to any person after twelve (12) months have elapsed after the date on which such person’s employment by the Company has terminated.

5.2. The foregoing restrictions shall not be construed to prohibit the Employee’s ownership of less than five percent of any class of securities of any corporation which is engaged in any of the foregoing businesses and has a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, provided that such ownership represents a passive investment and that neither the Employee nor any group of persons including the Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising the Employee’s rights as a stockholder, or seeks to do any of the foregoing.

5.3. The Employee acknowledges that the restrictions contained in this Section 5 are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of this Section will result in irreparable injury to the Company. The Employee further represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement, and (ii) that he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

5.4. The Employee agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 5, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of this Section 5 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law. The Employee agrees to disclose the existence and terms of this Section 5 to any employer that the Employee may work for during the Restricted Period. If the Employee breaches this Section 5 in any respect, the restrictions contained in herein will be extended for a period equal to the period that the Employee was in breach.

SECTION 6 Miscellaneous.

6.1. Section 409A. This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement will be made upon a ‘separation from service’ under Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may the Employee, directly or indirectly, designate the calendar year of payment. To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the ‘separation pay exception’ under Treas. Reg. §1.409A-1(b)(9)(iii). However, if such severance benefits do not qualify for such exemptions at the time of the Employee’s termination of employment and therefore are deemed as deferred compensation subject to the requirements of Section 409A of the Code, then if the Employee is a “specified employee” under Section 409A of the Code on the date of the Employee’s termination of employment, notwithstanding any other provision of this Agreement, payment of severance under this Agreement shall be delayed for a period of six (6) months from the date of the Employee’s termination of employment if required by Section 409A of the Code. The accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six (6) month period. If the Employee dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the Employee’s estate within sixty (60)

days after the date of the Employee’s death. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

6.2. Term of Agreement. This Agreement shall continue in full force and effect for the duration of the Employee’s employment with the Company; provided, however, that after the termination of the Employee’s employment, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired.

6.3. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither the Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

6.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

6.5. Enforcement. Any legal proceeding arising out of or relating to this Agreement will be instituted in the United States District Court for the Eastern District of Pennsylvania, or if that court does not have or will not accept jurisdiction, in any court of general jurisdiction in the Commonwealth of Pennsylvania, and the Employee and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

6.6. Waivers; Separability. The waiver by either party hereto of any right hereunder or any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

6.7. Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to the Company, to:

ViroPharma Incorporated

730 Stockton Drive

Exton, PA 19341

Attn: General Counsel

Fax: (610) 458-7830

If to the Employee, to the address on file with the Company,

or to such other address as may be specified in a notice given by one party to the other party hereunder.

6.8. Entire Agreement; Amendments. This Agreement and the attached exhibit contain the entire agreement and understanding of the parties relating to the provision of severance benefits upon termination in connection with a Change of Control, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject.

6.9. Withholding. The Company will withhold from any payments due to the Employee hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

6.10. Headings Descriptive. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

6.11. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

6.12. No Duty to Mitigate. The Employee shall not be required to mitigate damages or the amount of any payments provided for under this Agreement by seeking other employment or otherwise.

6.13. Recoupment Policy. The Employee agrees that the Employee will be subject to any compensation clawback or recoupment policies that may be applicable to the Employee as an executive of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof, whether or not approved before or after the effective date of this Amendment.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

VIROPHARMA INCORPORATED

By: Vincent J. Milano
Title: President, Chief Executive Officer and Chairman of the Board of Directors

EMPLOYEE

[ ]

EXHIBIT A

RELEASE AND NON-DISPARAGEMENT AGREEMENT

THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (this “Release”) is made as of the          day of             ,              by and between                          (the “Employee”) and VIROPHARMA, INCORPORATED (the “Company”).

WHEREAS, the Employee’s employment as an executive of the Company has terminated; and

WHEREAS, pursuant to Section 2 of the Change of Control Agreement by and between the Company and the Employee dated as of                                  ,              (the “Change of Control Agreement”), the Company has agreed to pay the Employee certain amounts and to provide Employee with certain rights and benefits, subject to the execution of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1 Consideration. The Employee acknowledges that: (a) the payments, rights and benefits set forth in Section 2 of the Change of Control Agreement constitute full settlement of all of Employee’s rights under the Change of Control Agreement, (b) the Employee has no entitlement under any other severance or similar arrangement maintained by the Company, and (c) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Employee. The Employee further acknowledges that, in the absence of Employee’s execution of this Release, the payments and benefits specified in Section 2 of the Change of Control Agreement would not otherwise be due to the Employee.

SECTION 2 Release and Covenant Not to Sue. The Employee hereby fully and forever releases and discharges the Company and its parents, affiliates and subsidiaries, including all predecessors and successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”), from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of Employee’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law. The Employee expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person, and that he has not assigned any claim against a Released Person. The Employee further promises not to initiate a lawsuit or to bring any other claim against a Release Person arising out of or in any way related to Employee’s employment by the Company or the termination of that employment. The forgoing will not be deemed to release the Company from (a) claims solely to enforce this Release, (b) claims solely to enforce Section 2 of the Change of Control Agreement, (c) claims for indemnification under the Company’s By-Laws, under any indemnification agreement between the Company and the Employee or under any similar agreement or (d) claims solely to enforce the terms of any equity incentive award agreement between the Employee and the Company. This Release will not prevent the Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Employee for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

SECTION 3 Restrictive Covenants. The Employee acknowledges that restrictive covenants contained in Section 5 of the Change of Control Agreement will survive the termination of his employment. The Employee affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

SECTION 4 Non-Disparagement. The Company (meaning, solely for this purpose, the Company’s directors and executive officers and other individuals authorized to make official communications on the Company’s behalf) will not disparage the Employee or the Employee’s performance or otherwise take any action which could reasonably be expected to adversely affect the Employee’s personal or professional reputation. Similarly, the Employee will not disparage the Company or any of its directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the reputation of the Company or the personal or professional reputation of any of the Company’s directors, officers, agents or employees.

SECTION 5 Cooperation. The Employee further agrees that, subject to reimbursement of Employee’s reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which the Employee was involved during Employee’s employment with the Company. The Employee shall render such cooperation in a timely manner on reasonable notice from the Company.

SECTION 6 Rescission Right. The Employee expressly acknowledges and recites that he (a) has read and understands this Release in its entirety, (b) as entered into this Release knowingly and voluntarily, without any duress or coercion; (c) has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it (or such longer period as is required for this Release to be effective under the Age Discrimination in Employment Act or any similar state law); and (e) is provided seven (7) calendar days from the date of signing to terminate and revoke this Release (or such longer period required by applicable state law), in which case this Release shall be unenforceable, null and void. The Employee may revoke this Release during those seven (7) days (or such longer period required by applicable state law) by providing written notice of revocation to the Company at the address specified in Section 6.7 of the Change of Control Agreement.

SECTION 7 Challenge. If the Employee violates or challenges the enforceability of Section 5 of the Change of Control Agreement or this Release, no further payments, rights or benefits under Section 2 of the Change of Control Agreement will be due to the Employee.

SECTION 8 Miscellaneous.

8.1. No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Employee. There have been no such violations, and the Company specifically denies any such violations.

8.2. No Reinstatement. The Employee agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

8.3. Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and the Employee and their respective successors, executors, administrators and heirs. The Employee may make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

8.4. Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

8.5. Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

8.6. Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

8.7. Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Employee has executed this Release, in each case as of the date first above written.

VIROPHARMA, INCORPORATED

By:
Title:

EMPLOYEE